Exhibit 1

Release:	IMMEDIATE RELEASE

Contact:	Cecilia Au-Yeung
Global-Tech Advanced Innovations Inc.
Tel.: Hong Kong (852) 2814-6264 investorrelations@global-webpage.com

Web Page:	http://www.businesswire.com/cnn/gai.shtml

GLOBAL-TECH ANNOUNCES RECEIPT OF NOTICE OF NON-COMPLIANCE

FROM THE NASDAQ GLOBAL MARKET

Hong Kong, September 15, 2011 — Global-Tech Advanced Innovations Inc. (NASDAQ: GAI) today announced that the Company received a letter dated September 12, 2011 from The Nasdaq Global Market stating that based upon its review of the Company’s market value of publicly held shares (MVPHS) for the last 30 consecutive business days, the Company’s common stock had not maintained a minimum market value of publicly held shares of $5 million as required for continued listing on The Nasdaq Global Market by Listing Rule 5450(b)(1)(C).

The notification letter has no effect at this time on the listing of the Company’s common stock on The Nasdaq Global Market. The Company’s common stock will continue to trade on The Nasdaq Global Market under the symbol “GAI.”

The notification letter states that the Company will be afforded 180 calendar days, or until March 12, 2012, to regain compliance with the MVPHS requirement. In order to regain compliance, the Company must maintain a MVPHS of at least $5 million for a minimum of ten consecutive business days.

In the event that the Company does not regain compliance by March 12, 2012, Nasdaq will provide written notification that the Company’s common stock is subject to delisting. At that time, the Company may appeal Nasdaq’s delisting determination to a Nasdaq Listing Qualifications Panel or, alternatively, apply for a transfer to The Nasdaq Capital Market, provided it satisfies the requirements for continued listing on that market. It is the Company’s belief that it currently meets the continued listing requirements of The Nasdaq Capital Market. As such, the Company would likely pursue the transfer of its securities to The Nasdaq Capital Market in the event that it fails to regain compliance for continued listing on The Nasdaq Global Market. To avail itself of this alternative, the Company would need to submit an application to transfer its securities prior to March 12, 2012. The Nasdaq Capital Market is a continuous trading market that operates in the same manner as The Nasdaq Global Market. In the event that the Company’s securities are transferred to The Nasdaq Capital Market, the Company will continue to be required to meet certain financial requirements and adhere to Nasdaq’s corporate governance standards.

Global-Tech Advanced Innovations Inc. is a holding company, owning subsidiaries that manufacture and market a diversified portfolio of products and services, such as complementary metal oxide semiconductor (CMOS) camera modules (CCMs), floor care products, and electronic manufacturing services (EMS). The primary focus of its subsidiaries is to develop and market high-quality products and services for the communications industries within the China market, as well as markets in North America, Europe, and other countries throughout the world.

Except for historical information, certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” “estimates,” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to, the impact of competitive products and pricing, demand for new and existing products in our core business, the financial condition of the Company’s customers, product demand and market acceptance especially of our new products, the success of new product development especially in the area of cellular phone components and solutions, compact camera modules and other pending projects, reliance on material customers, suppliers and key strategic alliances, the terms and conditions of customer contracts and purchase orders, availability and cost of raw materials, the timely and proper execution of certain business plans, including the plan to diversify and transform a portion of manufacturing capacity to higher-value, technology-oriented products, currency fluctuations, including the revaluation of the Chinese Renminbi, the imposition by China’s trading partners of economic sanctions and/or protective tariffs on Chinese manufactured goods, uncertainties associated with investments, the regulatory environment, fluctuations in operating results, the impact of changing global, political and economic conditions and other risks detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission including its most recent Report on Form 20-F. The Company does not undertake to update its forward-looking information, or any other information contained or referenced in this press release to reflect future events or circumstances.